TABLE OF CONTENTS

This Agreement, effective as of the date set forth above the signatures of the Parties below (the "EFFECTIVE DATE"), is between the Energy and Environmental Research Center Foundation ("LICENSOR"), a nonprofit entity, organized under the laws of the State of North Dakota, having its principal place of business at 15 North 23rd Street, Stop 9017, Grand Forks, North Dakota, 58202-9017, and RLP Energy, Inc., a corporation incorporated under the laws of North Dakota ("COMPANY"), with a principal place of business at 15 North 23rd Street, Stop 9054, Grand Forks, ND 58202-9054.

## RECITALS

WHEREAS, LICENSOR is the owner by assignment of certain INTELLECTUAL PROPERTY (as later defined herein) relating to LICENSOR's Intellectual Property No. 05-001, "Sorbents and Flue Gas Additives for the Oxidation and Removal of Mercury," developed by the University of North Dakota Energy & Environmental Research Center ("EERC"), a nonprofit department of UND, and subsequently transferred to the LICENSOR, has the right to grant licenses under said INTELLECTUAL PROPERTY;

WHEREAS, LICENSOR desires to have the INTELLECTUAL PROPERTY developed and commercialized to benefit the public and is willing to grant a license thereunder;

WHEREAS, COMPANY has represented to LICENSOR, to induce LICENSOR to enter into this Agreement, that COMPANY shall commit itself to a thorough, vigorous, and diligent program of exploiting the INTELLECTUAL PROPERTY so that public utilization shall result therefrom; and

WHEREAS, COMPANY desires to obtain a license under the INTELLECTUAL PROPERTY upon the terms and conditions hereinafter set forth.

NOW, THEREFORE, LICENSOR and COMPANY hereby agree as follows.

# 1. DEFINITION

1.1 "ASSIGNMENT" shall mean a transfer, conveyance, and sale of all rights, titles, interests, and accrued causes of action for damages for infringement of the PATENT RIGHTS.

1.2 "ASSOCIATE" shall mean any legal entity (such as a corporation, partnership, or limited liability company) that either controls or is controlled by COMPANY. For the purposes of this definition, the term "control" means (i) ownership of at least fifty percent (50%) of the voting securities of a corporation or other business organization with voting securities or (ii) a fifty percent (50%) or greater interest in the net assets or profits of a partnership or other business organization without voting securities.

1.3 "CONFIDENTIAL INFORMATION" shall have the meaning set forth in Section 13.1.

1.4 "EERC SERVICE AGREEMENT" shall mean the service agreement between the COMPANY and the EERC set forth in Section 3.1.A.

1.5 "FIELD" shall mean any coal-fired combustion systems.

1.6 "IMPROVEMENTS" shall mean any patented modification of a device, method, or product described in the PATENT RIGHTS, provided such a modification, if unlicensed, would infringe one or more claims of the issued PATENT RIGHTS. IMPROVEMENTS shall further mean any improvement to the PATENT RIGHTS or TECHNICAL INFORMATION, whether patentable or not, which are conceived and, at least in part, reduced to practice in the course of work under the EERC projects identified and entered into under the EERC SERVICE AGREEMENT.

1.7 "INTELLECTUAL PROPERTY" shall mean all PATENT RIGHTS (as later defined herein), all TECHNICAL INFORMATION (as later defined herein), and all IMPROVEMENTS.

1.8 "LICENSED PROCESS" shall mean any process that, absent the license granted hereunder, would infringe one or more claims of the PATENT RIGHTS or which uses TECHNICAL INFORMATION, or which uses a LICENSED PRODUCT.

1.9 "LICENSED PRODUCT" shall mean any service, product, or part thereof that:

A) Absent the license granted hereunder, would infringe one or more claims of the PATENT RIGHTS; or

B) Is manufactured by using a LICENSED PROCESS or that, when used, practices a LICENSED PROCESS; or

C) Uses TECHNICAL INFORMATION.

1.10 "PATENT RIGHTS" shall mean all patents and patent applications, all divisions, substitutions, continuations, continuations-in-part, reissues, reexaminations, and extensions thereof, together with any foreign counterpart thereof and patents issuing thereon derived from or claiming the priority of the U.S. or other provisional patent applications filed or to be filed in relation to invention(s) listed in Appendix A.

1.11 "SUBLICENSEE" shall mean any non-ASSOCIATE sublicensee of the rights granted to the COMPANY under Section 2.1.

1.12 "TECHNICAL INFORMATION" shall mean all CONFIDENTIAL INFORMATION that is unpublished research and development information, unpatented inventions, know-how, trade secrets, technical data, software, financial data, agreements, and marketing information related to suppliers, contractors, and customers and in the possession of the LICENSOR at the EFFECTIVE DATE of this Agreement that are reasonably necessary to produce LICENSED PRODUCTS and that the LICENSOR has the right to provide to the COMPANY.

1.13 "TERM" shall mean the term of this Agreement, commencing on the EFFECTIVE DATE and terminating on a country-by-country basis upon expiration of the last to expire or lapse of the PATENT RIGHTS in each jurisdiction, subject to earlier termination of this Agreement pursuant to Article 12.

1.14 "TERRITORY" shall mean worldwide.

## 2. GRANT OF RIGHTS

2.1 License Grants. Subject to the terms of this Agreement, LICENSOR hereby grants to COMPANY and its ASSOCIATE for the TERM, an exclusive license for the INTELLECTUAL PROPERTY, to develop, make, have made, use, sell, offer to sell, lease, and import INTELLECTUAL PROPERTY in the FIELD in the TERRITORY and to develop and perform the INTELLECTUAL PROPERTY in the FIELD in the TERRITORY.

2.2 Right of first refusal for HEDT. For a period of 180 days from the EFFECTIVE DATE of this Agreement, LICENSOR hereby grants to COMPANY a right of first refusal to license EERC developed High Energy Dissociation Technology as described in Patent Application No. 2007/0051239, including all divisions, substitutions, continuations, continuations-in-part, reissues, reexaminations, and extensions thereof, together with any foreign counterpart thereof and patents issuing thereon derived from or claiming the priority thereof. 05.015 EPA

2.3 Use of TECHNICAL INFORMATION. COMPANY and its ASSOCIATE will not use any TECHNICAL INFORMATION furnished by LICENSOR other than for providing LICENSED PRODUCTS or LICENSED PROCESSES.

2.4 Sublicenses. COMPANY shall have the right to grant sublicenses of its rights under Section 2.1. COMPANY shall incorporate terms and conditions into its sublicense agreements sufficient to enable COMPANY to comply with this Agreement. COMPANY shall promptly furnish LICENSOR with a fully signed photocopy of any sublicense agreement. Upon termination of this Agreement for any reason, any SUBLICENSEE not then in default shall have the right to seek a license from LICENSOR. LICENSOR agrees to negotiate such licenses in good faith under reasonable terms and conditions.

2.5 U.S. Manufacturing. COMPANY agrees that any LICENSED PRODUCTS used or sold in the United States will be manufactured substantially in the United States.

2.6 Acknowledgment of Patent Ownership. Neither this Agreement, nor the use by the COMPANY of the LICENSED PRODUCT or LICENSED PROCESS, shall in any way give

or be deemed to give the COMPANY any interest in the LICENSED PRODUCT or LICENSED PROCESS, except for the right to use the LICENSED PRODUCT or LICENSED PROCESS in connection with the exploitation of the COMPANY'S rights under this Agreement in the FIELD in the TERRITORY. Neither during the TERM of this Agreement, nor at any time after termination hereof, shall the COMPANY either directly or indirectly, dispute or contest the validity or enforceability of the LICENSED PRODUCT or LICENSED PROCESS or attempt any registration thereof.

2.7 Retained Rights.

A) EERC. LICENSOR retains the right for the EERC to practice under the INTELLECTUAL PROPERTY for research and development purposes.

B) Federal Government. COMPANY acknowledges that the U.S. federal government retains a royalty-free, nonexclusive, nontransferable license to practice any government-funded invention claimed in any PATENT RIGHTS as set forth in 35 U.S.C. §§ 201–211, and the regulations promulgated thereunder, as amended, or any successor statutes or regulations.

2.8 Transfer of Ownership. Subject to U.S. Department of Energy (DOE) approval, the LICENSOR shall execute an ASSIGNMENT to the COMPANY if the COMPANY pays the LICENSOR the consideration under Section 5.2. any time after two (2) years of the EFFECTIVE DATE. THE RETAINED RIGHTS UNDER SECTION 2.7 SHALL SURVIVE ANY ASSIGNMENT OR ANY TRANSFER OF OWNERSHIP INTEREST.

2.9 No Additional Rights. Nothing in this Agreement shall be construed to confer any rights upon COMPANY by implication, estoppel, or otherwise as to any technology or patent rights of LICENSOR or any other entity other than the INTELLECTUAL PROPERTY, regardless of whether such technology or patent rights shall be dominant or subordinate to any INTELLECTUAL PROPERTY.

## 3. COMPANY DILIGENCE OBLIGATIONS

3.1 Diligence Requirements. COMPANY shall use diligent efforts, and shall cause its ASSOCIATE and SUBLICENSEES to use diligent efforts, to develop LICENSED PRODUCTS or LICENSED PROCESSES and to introduce LICENSED PRODUCTS or LICENSED PROCESSES into the commercial market; thereafter, COMPANY and/or its ASSOCIATE and/or its SUBLICENSEES shall make LICENSED PRODUCTS or LICENSED PROCESSES available to the public. Specifically, COMPANY or ASSOCIATE or SUBLICENSEE shall fulfill the following obligations:

A) Within the first year after the EFFECTIVE DATE, COMPANY or ASSOCIATE will enter into an EERC SERVICE AGREEMENT and shall fund no less than one hundred thousand dollars ($100,000) of research toward the development of LICENSED PRODUCTS and/or LICENSED PROCESSES.

B) Within sixty (60) days after the end of each calendar year, COMPANY shall furnish LICENSOR with a written report on the progress of its efforts during the immediately preceding calendar year to develop and commercialize LICENSED PRODUCTS or LICENSED PROCESSES. The report shall also contain a discussion of intended efforts and sales projections for the year in which the report is submitted, including for electricity producing boilers, megawatt electric nameplate capacity, and for application to thermal systems, megawatt per hour (MW/hr) heat input for systems wherein LICENSED PRODUCTS or LICENSED PROCESSES are utilized. COMPANY is responsible for the reporting of all relevant activities by ASSOCIATE and/or SUBLICENSEE.

C) Within the first year after the EFFECTIVE DATE, COMPANY or ASSOCIATE or SUBLICENSEE shall enter into and complete at least one sales agreement for the LICENSED PRODUCTS.

D) In each consecutive year, COMPANY or ASSOCIATE or SUBLICENSEE shall enter into and complete sales agreements for the LICENSED PRODUCTS for at least one gigawatt nameplate electrical generation capacity or the thermal equivalent.

3.2 Records. COMPANY shall maintain, and shall cause its ASSOCIATE and SUBLICENSEES to maintain, complete and accurate records relating to the rights and obligations under this Agreement and any amounts payable to LICENSOR in relation to this Agreement, which records shall contain sufficient information to permit LICENSOR to confirm the accuracy of any reports delivered to LICENSOR and compliance in other respects with this Agreement. The relevant party shall retain such records for at least five (5) years following the end of the calendar year to which they pertain, during which time LICENSOR, or LICENSOR's appointed agents, shall have the right, at LICENSOR's expense, to inspect such records during normal business hours to verify any reports and payments made or compliance in other respects under this Agreement. In the event that any audit performed under this Section reveals an underpayment in excess of five percent (5%), COMPANY shall bear the full cost of such audit and shall remit any amounts due to LICENSOR within thirty (30) days of receiving notice thereof from LICENSOR.

3.3 Default. In the event that LICENSOR determines that COMPANY (or an ASSOCIATE or SUBLICENSEE) has failed to fulfill any of its obligations under Section 3.1, then LICENSOR may treat such failure as a material breach in accordance with Section 12.3.

## 4. LICENSOR DILIGENCE OBLIGATIONS

4.1 Diligence Requirements. LICENSOR shall ensure that at the request of COMPANY the EERC provides services to the COMPANY under the EERC SERVICE AGREEMENT.

4.2 Assignment. Pursuant to Section 2.8, LICENSOR will execute and deliver to COMPANY the ASSIGNMENT in Exhibit A hereto and, from time to time after the execution of the ASSIGNMENT upon the request of COMPANY, such further conveyance instruments as may be necessary or desirable to evidence more fully the transfer of ownership of all the

PATENT RIGHTS to COMPANY, or the original ownership of all the PATENT RIGHTS on the part of LICENSOR, to the fullest extent possible. LICENSOR further agrees to provide testimony in connection with any proceeding affecting the right, title, interest, or benefit of COMPANY in and to the PATENT RIGHTS and to perform any other acts deemed reasonably necessary to carry out the intent of this Agreement. COMPANY will reimburse LICENSOR for any and all costs reasonably incurred by LICENSOR in performance under this paragraph.

4.3 Acknowledgment of Succession of Rights. Pursuant to Section 2.8 and in furtherance of the ASSIGNMENT, LICENSOR hereby acknowledges that, from the execution of the ASSIGNMENT forward, COMPANY has succeeded to all of LICENSOR's right, title, and standing to receive all rights and benefits pertaining to the PATENT RIGHTS, institute and prosecute all suits and proceedings, and take all actions that COMPANY, in its sole discretion, may deem necessary or proper to collect, assert, or enforce any claim, right, or title of any kind under any and all of the PATENT RIGHTS, whether arising before or after the execution of the ASSIGNMENT, defend and compromise any and all such actions, suits, or proceedings relating to such transferred and assigned rights, title, interest, and benefits and do all other such acts and things in relation thereto as COMPANY, in its sole discretion, deems advisable.

## 5. CONSIDERATION

5.1 License Issue Fee. COMPANY shall pay LICENSOR one hundred thousand dollars ($100,000.00 USD) within the period of one (1) year from the EFFECTIVE DATE. The first payment of fifty thousand dollars ($50,000.00 USD) shall commence no later than on execution of the first sales agreements for the LICENSED PRODUCTS. The second payment of fifty thousand dollars ($50,000.00 USD) shall commence no later than on execution of the second sale agreement for the LICENSED PRODUCTS. These payments are nonrefundable.

5.2 License Maintenance Fees. COMPANY shall pay to LICENSOR the following license maintenance fees on the dates set forth below:

| | |
|---|---|
| January 1, 2010 | $100,000 USD |
| January 1, 2011 | $150,000 USD |

and each January 1 of every year thereafter $200,000 USD

This annual license maintenance fee is nonrefundable; however, the license maintenance fee may be credited to running royalties subsequently due on sales earned during the same calendar year, if any. License maintenance fees paid in excess of running royalties due in such calendar year shall not be creditable to amounts due for future years.

5.3 Running Royalties. For electricity-producing boilers, COMPANY shall pay to LICENSOR an annual running royalty of one hundred dollars ($100 USD) per one megawatt electric nameplate capacity to which LICENSED PRODUCTS or LICENSED PROCESSES are sold by COMPANY, ASSOCIATE, and SUBLICENSEES; for application to thermal systems, COMPANY shall pay to LICENSOR an annual running royalty of one hundred dollars ($100 USD) per three megawatt per hour (MW/hr) heat input to which LICENSED PRODUCTS or LICENSED PROCESSES are sold by COMPANY, ASSOCIATE, and SUBLICENSEES. Running royalties shall be payable within thirty (30) days after the end of each calendar year to LICENSOR.

5.4 Sharing of SUBLICENSE INCOME. COMPANY shall pay LICENSOR a total of thirty five percent (35%) of all SUBLICENSE INCOME received by COMPANY and ASSOCIATES, excluding running royalties on sales by SUBLICENSEES. Such amount shall be due to LICENSOR within thirty (30) days of the end of each calendar year.

5.5 No Multiple Royalties. If the manufacture, use, lease, or sale of any LICENSED PRODUCT or the performance of any LICENSED PROCESS is covered by more than one of the PATENT RIGHTS, multiple royalties shall not be due.

5.6 Consideration for ASSIGNMENT. COMPANY shall pay LICENSOR on execution and delivery of the ASSIGNMENT of the PATENT RIGHTS under Section 2.8 one million dollars ($1,000,000.00 USD).

5.7 Payments. Payments must be made within thirty (30) days in U.S. dollars by COMPANY'S check drawn to LICENSOR and airmailed to LICENSOR at its place of business.

## 6. PATENT PROSECUTION

6.1 Responsibility for PATENT RIGHTS. LICENSOR shall diligently prepare, file, prosecute, and maintain all of the PATENT RIGHTS. COMPANY shall have reasonable opportunities to advise LICENSOR and may cooperate, if required, with LICENSOR in such filing, prosecution, and maintenance.

6.2 International (non-U.S.) Filings. Appendix B is a list of countries in which patent applications corresponding to the U.S. patent applications and inventions listed in Appendix A shall be filed, prosecuted, and maintained. Appendix B shall be adjusted by the COMPANY as required by COMPANY to provide patent protection for the LICENSED PRODUCT and the LICENSED PROCESS in countries in which the COMPANY intends to exercise rights under this Agreement.

6.3 Payment of Expenses. Payment of all fees and costs, including attorney fees, relating to the filing, prosecution, and maintenance of the PATENT RIGHTS in the United States and PATENT RIGHTS specified in Appendix B shall be the responsibility of COMPANY after the EFFECTIVE DATE. LICENSOR shall invoice COMPANY for all amounts due pursuant to this Section, such invoices to contain reasonable detail regarding the services rendered, and within thirty (30) days of such invoicing, the COMPANY shall pay all amounts due to LICENSOR. In the event that the LICENSOR pursues patent protection for the LICENSED PRODUCT or the LICENSED PROCESS for jurisdictions not listed in Appendix B and jurisdictions in which COMPANY does not intend to pursue business, LICENSOR shall be responsible for payment of all fees and costs, including attorney fees relating to the filing, prosecution, and maintenance of such PATENT RIGHTS.

## 7. INFRINGEMENT

7.1 Notification of Infringement. Each Party agrees to provide written notice to the other Party promptly after becoming aware of any infringement of the PATENT RIGHTS.

7.2 Right to Prosecute Infringements. COMPANY, to the extent permitted by law, shall have the right, under its own control and at its own expense, to prosecute any third-party infringement of the PATENT RIGHTS in the FIELD in the TERRITORY. If required by law,

LICENSOR shall permit any action under this Section to be brought in its name, including being joined as a party-plaintiff, provided that COMPANY shall hold LICENSOR harmless from, and indemnify LICENSOR against, any costs, expenses, or liability that LICENSOR incurs in connection with such action. Prior to commencing any such action, COMPANY shall consult with LICENSOR and shall consider the views of LICENSOR regarding the advisability of the proposed action and its effect on the public interest. COMPANY shall not enter into any settlement, consent judgment, or other voluntary final disposition of any infringement action under this Section without the express prior written consent of LICENSOR.

7.3 Declaratory Judgment Actions. In the event that a declaratory judgment action is brought against LICENSOR or COMPANY by a third party alleging invalidity, unenforceability, or infringement of the PATENT RIGHTS, COMPANY, at its option, shall have the right within twenty (20) days after commencement of such action to take over the sole defense of the action at COMPANY'S sole expense. If COMPANY does not exercise this right, LICENSOR may take over the sole defense of the action at LICENSOR'S sole expense.

7.4 Cooperation. Each Party agrees to cooperate in any action under this Article which is controlled by the other Party, provided that the controlling Party reimburses the cooperating Party promptly for any costs and expenses incurred by the cooperating Party in connection with providing such assistance.

7.5 Right to Sublicense. COMPANY shall have the sole right to sublicense any alleged infringer in the FIELD in the TERRITORY for future use of the PATENT RIGHTS in accordance with the terms and conditions of this Agreement relating to sublicenses.

7.6 Recovery. Any recovery obtained in an action brought by COMPANY under Sections 7.2 and 7.3 shall be distributed as follows: (i) each Party shall be reimbursed for any expenses excluding attorney fees incurred in the action; (ii) as to ordinary damages reduced by any attorney fees in (I) above, COMPANY shall receive the full amount equal to its lost profits or a reasonable royalty on the infringing sales, or whichever measure of damages the court shall have applied; and (iii) as to any other damages including special or punitive damages, the Parties shall share equally in any award.

## 8. INDEMNIFICATION AND INSURANCE

8.1 Status of COMPANY. Nothing in this Agreement is intended to constitute the COMPANY as an agent or a partner of the LICENSOR. The COMPANY has no authority to assume or to create any obligation or liability, expressed or implied, on behalf of or in the name of the LICENSOR. Subject to the controls which are necessary for the LICENSOR to have over the operation of the COMPANY'S business in performance of this Agreement as provided herein, the COMPANY shall conduct business in its own discretion.

8.2 Indemnification. COMPANY shall indemnify, defend, and hold harmless LICENSOR and its officers, employees, and agents and their respective successors, heirs, and assigns (the "Indemnitees"), against any liability, damage, loss, or expense (including reasonable attorney fees and expenses) incurred by or imposed upon any of the Indemnitees in connection with any claims, suits, actions, demands, or judgments arising out of any theory of liability (including without limitation actions in the form of tort, warranty, or strict liability) concerning any manufacture, sale, service, or lease of LICENSED PRODUCT or LICENSED PROCESS, by the COMPANY and/or ASSOCIATE and/or SUBLICENSEE pursuant to this Agreement.

8.3 Insurance. COMPANY and ASSOCIATES shall obtain and carry in full force and effect commercial general liability insurance which includes LICENSOR as additional insured including errors and omissions insurance, which shall protect COMPANY and ASSOCIATES and Indemnitees with respect to events covered by Section 8.2 above.

## 9. REPRESENTATIONS OR WARRANTIES

9.1 Representations and Warranties.

A) Each Party represents and warrants to the other that: (a) it is free to enter into this Agreement; (b) in so doing it will not violate any other agreement to which it is a Party; and (c) it will not enter into any agreement in the future which conflicts with or violates any term or provision of this Agreement.

B) LICENSOR represents and warrants to COMPANY that as of the Effective Date:

(i) to LICENSOR'S knowledge, it has not received any notice of a claim by a third party for infringement of such third party's intellectual property relating to the use and practice of the LICENSED PRODUCT, LICENSED PROCESS, or PATENT RIGHTS;

(ii) it has no knowledge of any actual infringement by any third party in the TERRITORY of the PATENT RIGHTS;

(iii) at the Effective Date, LICENSOR is the sole owner of the PATENT RIGHTS, the LICENSED PRODUCT, and the LICENSED PROCESS and has not licensed, assigned, transferred, pledged, or otherwise encumbered the rights granted to COMPANY under Section 2.1; and

(iv) that apart from DOE's approval, no consents of any other parties are necessary or appropriate under any agreements concerning any of the PATENT RIGHTS in order for the transfer and ASSIGNMENT of any of the PATENT RIGHTS under Section 2.6 to be legally effective.

9.2 EXCEPT AS MAY OTHERWISE BE EXPRESSLY SET FORTH IN THIS AGREEMENT, LICENSOR MAKES NO REPRESENTATIONS OR WARRANTIES OF ANY KIND CONCERNING THE INTELLECTUAL PROPERTY, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NONINFRINGEMENT, VALIDITY OF PATENT RIGHTS CLAIMS, WHETHER ISSUED OR PENDING, AND THE ABSENCE OF LATENT OR OTHER DEFECTS, WHETHER OR NOT DISCOVERABLE. Specifically, and not to limit the foregoing, LICENSOR makes no warranty or representation (i) regarding the validity or scope of the PATENT RIGHTS and (ii) that the exploitation of the INTELLECTUAL

PROPERTY or any LICENSED PRODUCT or LICENSED PROCESS will not infringe any patents or other intellectual property rights of a third party.

9.3 The COMPANY shall, however, provide to its customers and honor such warranties in connection with its production, sale, and service of the LICENSED PRODUCT and LICENSED PROCESS as required by the LICENSOR from time to time.

## 10. TRANSFERABILITY

10.1 This Agreement is personal to COMPANY, and no rights or obligations may be transferred by COMPANY and/or ASSOCIATE without the express prior written consent of LICENSOR, except as provided for in Section 2.4 for SUBLICENSES.

## 11. GENERAL COMPLIANCE WITH LAWS

11.1 Compliance with Laws. COMPANY and its ASSOCIATES and SUBLICENSEES shall use reasonable commercial efforts to comply with all commercially material local, state, federal, and international laws and regulations relating to the development, manufacture, use, and sale of LICENSED PRODUCTS and LICENSED PROCESSES.

11.2 Export Control. COMPANY and its ASSOCIATES and SUBLICENSEES shall comply with all U.S. laws and regulations controlling the export of certain commodities and technical data, including without limitation all Export Administration Regulations of the U.S. Department of Commerce. Among other things, these laws and regulations prohibit or require a license for the export of certain types of commodities and technical data to specified countries. COMPANY hereby gives written assurance that it will comply with, and will cause its SUBLICENSEES to comply with, all U.S. export control laws and regulations, that it bears sole responsibility for any violation of such laws and regulations by itself or its SUBLICENSEES, and that it will indemnify, defend, and hold LICENSOR harmless (in accordance with Section 8.2) for the consequences of any such violation.

11.3 Nonuse of LICENSOR Name. COMPANY and its ASSOCIATE and its SUBLICENSEES shall not use the name of "Energy & Environmental Research Center Foundation," "Energy & Environmental Research Center," "University of North Dakota," or any

variation, adaptation, or abbreviation thereof, or of any of its trustees, officers, employees, or agents, or any trademark owned by LICENSOR, or any terms of this Agreement in any promotional material or other public announcement or disclosure without the express prior written consent of LICENSOR. The foregoing notwithstanding, without the express consent of LICENSOR, COMPANY may state that it is licensed by LICENSOR under one or more of the patents and/or patent applications comprising the PATENT RIGHTS.

## 12. TERMINATION

12.1 Voluntary Termination by COMPANY. COMPANY shall have the right to terminate this Agreement, for any reason, upon at least six (6) months prior written notice to LICENSOR, such notice to state the date at least six (6) months in the future upon which termination is to be effective.

12.2 Cessation of Business. If COMPANY ceases to carry on its business related to this Agreement, whether by means of bankruptcy, winding up, or liquidation, or ceases to utilize the LICENSED PRODUCT and/or the LICENSED PROCESS, LICENSOR shall have the right to terminate this Agreement immediately upon written notice to COMPANY in the event of bankruptcy, winding up or liquidation of the COMPANY or on thirty (30) days written notice to COMPANY in the event COMPANY ceases to utilize the LICENSED PRODUCT and/or the LICENSED PROCESS.

12.3 Material Breach. In the event COMPANY commits a material breach of its obligations under this Agreement and fails to cure that breach within ninety (90) days after receiving notice thereof, LICENSOR shall have the option to terminate this Agreement immediately upon written notice to COMPANY.

12.4 Termination of Sublicense. A sublicense shall be terminated immediately upon the termination of this Agreement.

12.5 Effect of Termination.

A) Survival. The following provisions shall survive the expiration or termination of this Agreement: Articles 1, 7, 8, 12, 13, and 14 and Sections 2.3 (Use of TECHNICAL INFORMATION), 11.1, and 11.2.

B) Inventory. Upon the early termination of this Agreement, COMPANY and its ASSOCIATES and SUBLICENSEES may complete and sell any work in progress and inventory of LICENSED PRODUCTS that exist as of the effective date of termination.

C) Pretermination Obligations. In no event shall termination of this Agreement release COMPANY or ASSOCIATE or SUBLICENSEE from the obligation to pay any amount that became due on or before the effective date of termination.

## 13. CONFIDENTIALITY

13.1 Confidentiality Obligations. In the course of performance of this Agreement, one Party may disclose to the other or receive information from the other relating to the subject matter of this Agreement which information shall be considered to be the disclosing Party's confidential information (the "CONFIDENTIAL INFORMATION"). Each Party shall protect and keep confidential and shall not use, publish, or otherwise disclose to any third party, except as permitted by this Agreement or with the other Party's express written consent, the other Party's CONFIDENTIAL INFORMATION during the term of this Agreement and for a period of five (5) years from the expiration or termination of this Agreement. COMPANY and/or ASSOCIATE may disclose LICENSOR'S CONFIDENTIAL INFORMATION to its ASSOCIATEs or SUBLICENSEEs hereunder, provided that such ASSOCIATES and/or SUBLICENSEEs are subject to obligations of confidentiality at least equivalent to those set forth in this Article 13. The foregoing notwithstanding, CONFIDENTIAL INFORMATION may be disclosed:

A) during any official proceeding before a court or governmental agency if reasonably related to that proceeding, provided that the Party disclosing

the CONFIDENTIAL INFORMATION has, on reasonable prior notice to and in conjunction with the other Party, taken all steps reasonably possible to prevent or avoid public disclosure of the CONFIDENTIAL INFORMATION during any such proceeding, including consenting to or applying for an order or ruling to keep the CONFIDENTIAL INFORMATION from entering the public record or domain, including an order or ruling sealing the necessary portions of the file of the applicable court or governmental agency;

B) as a part of a patent application filed on inventions made under this Agreement, provided that the Party whose CONFIDENTIAL INFORMATION is included in such application shall have the opportunity to review and object to such disclosure at least fifteen (15) business days prior to the date of such filing; or

C) as may be reasonably required to comply with applicable governmental laws or regulations.

For the purposes of this Agreement, CONFIDENTIAL INFORMATION shall not include such information that:

(i) was known to the receiving Party at the time of disclosure and was not otherwise subject to confidentiality obligations;

(ii) was generally available to the public or was otherwise part of the public domain at the time of disclosure or became generally available to the public or otherwise part of the public domain after disclosure other than through any act or omission of the receiving Party in breach of this Agreement;

(iii) became known to the receiving Party after disclosure from a source that had a lawful right to disclose such information to others; or

(iv) was independently developed by the receiving Party without the use of CONFIDENTIAL INFORMATION of the other Party, as evidenced by written records.

## 14. DISPUTE RESOLUTION

14.1 Mandatory Procedures. The Parties agree that any dispute arising out of or relating to this Agreement shall be resolved solely by means of the procedures set forth in this Article and that such procedures constitute legally binding obligations that are an essential provision of this Agreement. If either Party fails to observe the procedures of this Article, as may be modified by written agreement, the other Party may bring an action for specific performance of these procedures in any court of competent jurisdiction.

14.2 Equitable Remedies. Although the procedures specified in this Article are the sole and exclusive procedures for the resolution of disputes arising out of or relating to this Agreement, either Party may seek a preliminary injunction or other provisional equitable relief if, in its reasonable judgment, such action is necessary to avoid irreparable harm to itself or to preserve its rights under this Agreement.

14.3 Dispute Resolution Procedures:

A) Mediation. In the event any dispute arising out of or relating to this Agreement remains unresolved within sixty (60) days from the date the affected Party informed the other Party of such dispute, either Party may initiate mediation upon written notice to the other Party ("Notice Date"), whereupon both Parties shall be obligated to engage in a mediation proceeding under the then-current Center for Public Resources ("CPR") Model Procedure for Mediation of Disputes (www.cpradr.org), except that specific provisions of this Article shall override inconsistent provisions of the CPR Model Procedure. The mediator will be selected from the CPR Panels of Neutrals. If the Parties cannot agree upon the selection of a mediator within fifteen (15) business days after the Notice Date, then upon the request of either Party, the CPR shall appoint the mediator. The Parties

shall attempt to resolve the dispute through mediation until the first of the following occurs: (i) the Parties reach a written settlement, (ii) the mediator notifies the Parties in writing that they have reached an impasse, (iii) the Parties agree in writing that they have reached an impasse, or (iv) the Parties have not reached a settlement within sixty (60) days after the Notice Date.

B) Trial Without Jury. If the Parties fail to resolve the dispute through mediation or if neither Party elects to initiate mediation, each Party shall have the right to pursue any other remedies legally available to resolve the dispute, provided, however, that the Parties expressly waive any right to a jury trial in any legal proceeding under this Article.

14.4 Performance to Continue. Each Party shall continue to perform its undisputed obligations under this Agreement pending final resolution of any dispute arising out of or relating to this Agreement; provided, however, that a Party may suspend performance of its undisputed obligations during any period in which the other Party fails or refuses to perform its undisputed obligations.

14.5 Statute of Limitations. The Parties agree that all applicable statutes of limitation and time-based defenses (such as estoppel and laches) shall be tolled while the procedures set forth in Section 13.3 are pending. The Parties shall cooperate in taking any actions necessary to achieve this result.

## 15. MISCELLANEOUS

15.1 Notice. Any notices required or permitted under this Agreement shall be in writing, shall specifically refer to this Agreement, and shall be sent by hand, recognized national overnight courier, confirmed facsimile transmission, confirmed electronic mail, or registered or certified mail, postage prepaid, return receipt requested, to the following addresses or facsimile numbers of the Parties:

If to LICENSOR: Energy and Environmental Research Center Foundation
15 North 23rd Street, Stop 9017
Grand Forks, ND 58203-9017
USA
Attention: President
Tel: (701) 777-5000
Fax: (701) 777-5181

If to COMPANY: RLP Energy, Inc.
15 North 23rd Street, Stop 9054
Grand Forks, ND 58202-9054
USA
Attention: President
Tel: (701) 330-3146
Fax: (701) 777-5001

All notices under this Agreement shall be deemed effective upon receipt. A Party may change its contact information immediately upon written notice to the other Party in the manner provided in this Section.

15.2 Governing Law. This Agreement and all disputes arising out of or related to this Agreement, or the performance, enforcement, breach or termination hereof, and any remedies relating thereto, shall be construed, governed, interpreted, venued, and applied in accordance with the laws of the state of North Dakota, United States, without regard to conflict of law principles, except that questions affecting the construction and effect of any patent shall be determined by the law of the country in which the patent shall have been granted.

15.3 Force Majeure. Neither Party will be responsible for delays resulting from causes beyond the reasonable control of such Party, including without limitation fire, explosion, flood, war, strike, terrorism acts, or riot, provided that the nonperforming Party uses commercially reasonable efforts to avoid or remove such causes of nonperformance and continues performance under this Agreement with reasonable dispatch whenever such causes are removed.

15.4 Amendment and Waiver. This Agreement may be amended, supplemented, or otherwise modified only by means of a written instrument signed by both parties. Any waiver of any rights or failure to act in a specific instance shall relate only to such instance and shall not be

construed as an agreement to waive any rights or fail to act in any other instance, whether or not similar.

15.5 Severability. In the event that any provision of this Agreement shall be held invalid or unenforceable for any reason, such invalidity or unenforceability shall not affect any other provision of this Agreement, and the Parties shall negotiate in good faith to modify the Agreement to preserve (to the extent possible) their original intent. If the Parties fail to reach a modified agreement within thirty (30) days after the relevant provision is held invalid or unenforceable, then the dispute shall be resolved in accordance with the procedures set forth in Article 13. While the dispute is pending resolution, this Agreement shall be construed as if such provision were deleted by agreement of the Parties.

15.6 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective permitted successors and assigns.

15.7 Headings. All headings are for convenience only and shall not affect the meaning of any provision of this Agreement.

15.8 Time Is of the Essence. Time shall be of the essence of this Agreement and of each and every part hereof.

15.9 Counterpart. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute but one and the same instrument.

15.10 Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to its subject matter and supersedes all prior agreements or understandings between the Parties relating to its subject matter.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives.

The EFFECTIVE DATE of this Agreement is the 15 day of January, 2009

**ENERGY AND ENVIRONMENTAL RESEARCH CENTER FOUNDATION**

By: 1/5/09

Name: Tom Bechtel

Title: President

**RLP ENERGY, INC.**

By: 1/15/09

Name: Rick Mac Pherson

Title: President